News Release

LANDAUER

LANDAUER, INC. Provides update on Delayed filing of form 10-k and postponement of annual meeting

For Further Information Contact:

Jim Polson

FTI Consulting

Phone: 312-553-6730

Email: jim.polson@fticonsulting.com

GLENWOOD, Ill.— January 9, 2014—Landauer, Inc. (NYSE: LDR), a recognized leader in personal and environmental radiation measurement and monitoring, outsourced medical physics services and medical consumable accessories, today updated the status of filing its 2014 Form 10-K with the Securities and Exchange Commission (SEC).  As a consequence of the delayed 10-K filing the Company is postponing its annual meeting, which was previously scheduled for February 19th, 2015.

On January 2, 2015, Landauer, Inc. (the “Company”) received a notice from the New York Stock Exchange (the “NYSE”) indicating that the Company is not in compliance with the NYSE’s continued listing requirements under the timely filing criteria outlined in Section 802.01E of the NYSE Listed Company Manual as a result of its failure to timely file its Annual Report on Form 10-K for the fiscal year ended September 30, 2014 (the “Annual Report”). This notice is a routine practice under NYSE rules when a listed company does not make a timely filing with the Commission.

Mike Leatherman, President and Chief Executive Officer of Landauer stated, “We are making substantial progress in completing the audit and filing our 2014 Form 10-K. We’re focused on completing this process, resuming timely financial reporting and rescheduling our annual meeting, which we expect will be accomplished shortly.”

As previously disclosed by the Company in its Form 12b-25 (the “Form 12b-25”) filed with the Securities and Exchange Commission (the “SEC”) on December 16, 2014, the Company is unable to timely file the Annual Report because the Company needs additional time to complete its accounting and related disclosures and internal control over financial reporting assessments related to errors discovered during the closing process. For additional information, please see the Form 12b-25. The Company intends to file the Annual Report upon completion of these matters.

The NYSE has informed the Company that, under the NYSE rules, the Company will have six months from the Annual Report filing due date to file the Annual Report with the SEC. The Company can regain compliance with the NYSE listing standards at any time prior to such date by filing the Annual Report with the SEC. If the Company fails to file the Annual Report prior to such date, then the NYSE may grant at its discretion a further extension of up to six months, depending on the specific circumstances. The letter from the NYSE also notes that the NYSE may commence delisting proceedings at any time if the circumstances warrant.

About Landauer

Landauer is a leading global provider of technical and analytical services to determine occupational and environmental radiation exposure, the leading domestic provider of outsourced medical physics services, as well as a provider of high quality medical accessories used in radiology, radiation therapy, and image guided surgery procedures. For more than 50 years, the Company has provided complete radiation dosimetry services to hospitals, medical and dental offices, universities, national laboratories, nuclear facilities and other industries in which radiation poses a potential threat to employees. Landauer’s services include the manufacture of various types of radiation detection monitors, the distribution and collection of the monitors to and from customers, and the analysis and reporting of exposure findings. The Company provides its dosimetry services to approximately 1.8 million individuals globally. In addition, through its Medical Physics segment, the Company provides therapeutic and imaging physics services to the medical physics community. Through its Medical Products segment, the Company provides medical consumable accessories used in radiology, radiation therapy, and image guided surgery procedures. For information about Landauer, please visit their website at www.landauer.com.

Safe Harbor Statement

Some of the information shared here may constitute forward-looking statements that are based on assumptions and involve certain risks and uncertainties. These assumptions may not materialize to the extent assumed. In addition, as noted above, the audit of the Company’s fiscal 2014 financial statements is ongoing. Additional information may be obtained by reviewing the information set forth in Item 1A “Risk Factors” and Item 7A “Quantitative and Qualitative Disclosures about Market Risk” and information contained in the Company's Annual Report on Form 10-K for the year ended September 30, 2013 and other reports filed by the Company, from time to time, with the Securities and Exchange Commission. The Company does not undertake, and expressly disclaims, any duty to update any forward-looking statement whether as a result of new information, future events or changes in the Company’s expectations, except as required by law.

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